Media Contact:  Jim Fingeroth/Wendi Kopsick/     Investor Contact:  Nancy
                                          Christal
                 Dawn Dover                                  Melville Corp.
                 Kekst and Company                           (914) 925-4385
                 (212) 593-2655


                                                FOR IMMEDIATE RELEASE

            MELVILLE CORPORATION ANNOUNCES COMPREHENSIVE STRATEGIC
                             RESTRUCTURING PROGRAM

               Will Create Three Independent Retailing Companies
                  In Chain Drug, Footwear and Toy Industries

      Annualized Profit Improvement Projected to be $100 Million by 1997

   After-Tax Charge of $585 Million to be Taken in the 1995 Fourth Quarter

                       Company to Change Dividend Policy
   RYE, NEW YORK, October 24, 1995 -- Melville Corporation (NYSE: MES) today announced that its Board of Directors has approved a comprehensive strategic restructuring program designed to significantly increase value for Melville shareholders.

The primary components of the new strategic program include:

      the creation of three independent, publicly traded retailing companies in the chain drug, footwear and toy industries. The chain drug holding company will include CVS and, initially, Linens 'n Things and Bob's. The footwear company will include Meldisco, Footaction and Thom McAn. Kay-Bee Toys will be the toy company.

      the sale of Marshalls, which was announced on October 16.
      the sales of Wilsons and This End Up.

      the consolidation of certain functions of Meldisco, Footaction and Thom McAn, and the reduction of Melville's corporate overhead, for an aggregate annual savings of $50 million.

      the recording of an after-tax charge of approximately $585 million related to today's actions in the fourth quarter of 1995 (which is in addition to the $195 million previously announced after-tax charge related to the sale of Marshalls).

      an expected revision of the company's dividend policy to align the payout with the new companies' growth and capital needs, as well as with the prevailing practices in each industry segment.

The cumulative actions announced today should significantly increase earnings in 1996 and 1997, with full implementation of the plan expected by the end of 1996. On an annualized basis, the company expects that, relative to 1995, it will achieve an aggregate pre-tax profit improvement of approximately $100 million for the three new independent companies by 1997. This will result from reducing corporate overhead, consolidating certain functions of the footwear operations, eliminating losses generated by stores that will be closed, lowering interest expense and from the favorable impact on profitability of the asset write-offs.

Stanley P. Goldstein, Chairman and Chief Executive Officer of Melville, said, "Today's announcement is the culmination of a process we initiated in early 1994, to assess our corporate structure and the strengths and weaknesses of our individual business units. We accelerated this activity in late 1994 and throughout this year. In this review, we examined the mix of our businesses and the role and strategy of each in generating sales and profits, as well as each business' market position and growth potential. Based on our findings, we have now formulated a comprehensive program which, we believe, offers great potential to unleash the Company's value for our shareholders in both the short and long term.

"We recognize that fundamental change is taking place in the retail industry. Our plan is designed to allow each of our businesses to flourish in this new environment. We see four significant benefits of our plan," Mr. Goldstein continued.

      "First, it will increase the strategic clarity of each business, as each will be focused on a specific industry and have the decision-making power to respond quickly and decisively to evolving conditions in its industry.

      "Second, the market will be able to assign more accurate valuations to each company, since the financial performance of each will be more easily understood.

      "Third, profitability should increase significantly as a result of the various actions we are taking, including cost reductions.

      "Finally, the plan will lead to enhanced financial strength, as proceeds from the sales of the three divisions, as well as savings from the consolidation of operations and any reduction in the dividend, will be used to strengthen the balance sheets of the new companies, permitting them to accelerate investment in their businesses, without the need for significant outside financing."

Creation of Three Independent Retailing Companies

Melville plans to create these three companies by spinning off its footwear businesses and Kay-Bee to current Melville shareholders by the end of 1996.

While the chain drug holding company will initially include Linens 'n Things and Bob's, the Company believes that these businesses have excellent potential to become successful stand-alone companies in the longer-term. However, in the near-term, Melville believes it can provide the greatest value to its shareholders by continuing to provide these entities with the resources required to support their higher growth.

Mr. Goldstein will serve as Chairman and Chief Executive Officer of the chain drug holding company. Tom Ryan will continue as President and Chief Executive
Officer of its CVS division.   Mickey Robinson, currently President and Chief
Executive Officer of Meldisco, will become the new President and Chief Executive Officer of the footwear company. Melville will continue its previously announced search for a new Chief Executive Officer of Kay-Bee.

The new companies plan to align their dividend policies with their growth and capital needs, as well as with the prevailing practices in each industry segment. Accordingly, Melville's Board of Directors will consider a substantial reduction in the Company's dividend at its January meeting.

Prior to the spin-offs of the new footwear company and Kay-Bee, Melville plans to upgrade and enhance the capabilities of each of the three independent entities to ensure that they have the infrastructure and resources to excel as free-standing, independent companies.

At the same time, Melville will consolidate, streamline, and, in some cases,
outsource certain functions to increase efficiency.   As a result of these
actions, it is expected that Melville's total overhead will be reduced by $50 million. Capitalizing on the talents and skills of Melville's corporate office, a number of individuals are expected to be transferred to the newly created companies by the end of 1996.

Planned Sales of Marshalls, Wilsons and This End Up

The Company previously announced an agreement with the TJX Companies for the sale of its Marshalls division for a total purchase price of approximately
$550 million.   Completion of the transaction is subject to regulatory
approval and certain contract conditions. In that regard, TJX has already received firm financing commitments from a group of major banks for the cash portion of the purchase price and for anticipated working capital needs. The transaction is expected to close in the fourth quarter of 1995.

The Company also plans to pursue the sales of Wilsons and This End Up. These companies each have a substantial portion of their value-added in direct or contract manufacturing and Melville believes an independent management team is more likely to maximize their value. Melville is exploring several avenues to identify potential purchasers, including the possibilities of selling these companies to their respective management teams.

After-Tax Charge in Fourth Quarter of 1995

In connection with the completion of the strategic review, the Company will record in the fourth quarter of 1995 an after-tax charge of $585 million. This charge excludes the previously announced estimated after-tax charge of $195 million for the divestiture of Marshalls. The additional charge is comprised of the following components:

      $230 million is for asset write-offs and severance costs associated with the strategic decisions to reposition and integrate certain divisions; to restructure the corporate headquarters; and to outsource the telecommunications function;


      $180 million is to write down the assets of the divisions which are expected to be sold;

      $110 million is for the early adoption of new accounting rules as they relate to impaired assets and a change in the Company's accounting policy regarding the capitalization of internally developed software costs;

      $65 million is for estimated tenancy and severance costs associated with the closure of approximately 330 stores as well as several warehouses.

The total goodwill write-off included in the aggregate after-tax charge of $780 million is $243 million.

Information on Melville's divisions is attached.

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